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                                                                      Exhibit 11

                             TUSCARORA INCORPORATED

EXHIBIT 11 -- COMPUTATION OF DILUTED NET INCOME PER SHARE

                                             1994           1995           1996          1997       1998
                                             ----           ----           ----          ----       ----
Weighted average number of shares
  of Common Stock outstanding                9,194         9,231          9,362         9,452      9,488
Net effect of dilutive stock options --
  based on the treasury stock method
  using the average market price for
  the period                                   125           156            171           167        168
                                            ------        ------         ------        ------     ------
          TOTAL                              9,318         9,387          9,533         9,619      9,657
                                            ======        ======         ======        ======     ======
Net income                                  $5,703        $8,980         $9,653        $9,295     $8,032
                                            ======        ======         ======        ======     ======
Per share amount                             $0.61         $0.96          $1.01         $0.97      $0.83
                                            ======        ======         ======        ======     ======

The per share amounts and share numbers have been adjusted to reflect the 50% share distribution declared on December 18, 1996 payable on January 13, 1997 to shareholders of record on December 27, 1996. In thousands, except per share data.